Exhibit 99.1

Solar EnerTech Appoints New Chief Financial Officer

MENLO PARK, CA -- June 6, 2007 -- Solar EnerTech Corp. (OTC BB:SOEN.OB) (the "Company") is pleased to announce that effective June 1, 2007 Ming Wai Anthea Chung was appointed to serve as the Company's Chief Financial Officer ("CFO"). Ms. Chung's role will be to oversee the Company's worldwide finance and accounting operations.

Ms. Chung brings a wealth of experience as a financial officer including significant accounting expertise. Since August 2004, Ms. Chung served as Vice President and Corporate Controller of AMEX-listed RAE Systems, Inc. of San Jose, California, a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical and radiation detection monitors and networks. Prior to this, Ms. Chung worked as Corporate Controller of TLZ Inc., a global distributor of laser measurement tools located in Mountain View, California.

Ms. Chung began her career at PricewaterhouseCoopers as an auditor, where she worked for five years within the United States, and for three years within the organization's practice in China. Ms. Chung holds a Bachelor of Science degree in accounting from Indiana University at Bloomington and is a certified public accountant registered in the state of California.

With this appointment, Ms. Chung replaces Frank Fang Xie as the Company's CFO. Mr. Xie remains as a director of the Company as well as its Secretary and Treasurer.

About Solar EnerTech Corp. (OTC BB:SOEN.OB - News)

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai's Jinqiao Modern Technology Park. This facility is capable of producing 25Mw of solar cells from its current production line and 50Mw upon completion of the second 25Mw line that the Company anticipates will be fully operational in the fourth quarter of this year. Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use immediately in its manufacturing processes. Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California's Silicon Valley.

Note on Forward-Looking Statements:

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

On Behalf of the Board
Solar EnerTech Corp.
Leo Shi Young, President

Contact:
          Investor Relations Contact
          Boundary Point Investor Relations Inc.
          1-866-378-7372
          http://www.solarenertech.com